EXHIBIT 8.1

SUBSIDIARIES OF LIQUID MEDIA GROUP LTD.

The Company had one subsidiary(1) as at November 30, 2020, which are as follows:

➢Liquid Media Group (Canada) Ltd.

-Incorporated in British Columbia, Canada;

-100% owned by the Company; and

-Principal operating subsidiary of the Company.

(1) as defined in rule 1-02(w) of Regulation S-X